Exhibit 5.1

June 3, 2011

Voyager Oil & Gas, Inc.
2718 Montana Ave., Suite 220
Billings, Montana 59101

Ladies and Gentlemen:

We are acting as counsel for Voyager Oil & Gas, Inc., a Montana corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of a post-effective amendment to the Registration Statement on Form S-3 (File No. 333-172210), including any amendments thereto (the “Registration Statement”). The Registration Statement relates to the offer and sale by the selling stockholders identified in the Registration Statement of 12,500,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) and 6,250,000 shares of common stock, par value $0.001 per share of the Company (the “Warrant Shares”) issuable pursuant to outstanding warrants (the “Warrants”) held by the selling stockholders. This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals and copies of the Registration Statement, the Articles of Incorporation, the Bylaws of the Company, the Board of Directors resolution authorizing the issuance of the Shares, and such other documents as we have considered relevant. We have assumed that: (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; and (vi)

each natural person signing in a representative capacity any document that we have reviewed had authority to sign in such capacity.

Based on the foregoing, it is our opinion that (i) the Shares being registered for resale by the selling stockholders are duly authorized under Montana law, and when sold in accordance with the Plan of Distribution set forth in the Registration Statement, will be validly issued, fully paid and non assessable under Montana law, and (ii) the Warrant Shares being registered for resale by the selling stockholders are duly authorized under Montana law, and when issued in accordance with the Warrants and sold in accordance with the Plan of Distribution set forth in the Registration Statement, will be validly issued, fully paid and non assessable under Montana law.

We hereby consent to the use of this opinion letter as Exhibit 5.1 of the Registration Statement and to the use of our name under the heading “Legal Matters” therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is limited to the laws of the State of Montana and federal law as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

Very truly yours,

/s/ Fredrikson & Byron, P.A.

FREDRIKSON & BYRON, P.A.